Exhibit 10.1

November 6, 2018

Melinta Therapeutics, Inc.

300 George Street

Suite 301

New Haven, CT 06511

Re:    Financing Commitment

Ladies and Gentlemen:

1.    Commitment. This letter confirms the commitment of Vatera Healthcare Partners LLC (the “Investor”) to purchase (or cause an assignee permitted by the terms of Section 3 hereof to purchase), at any time and from time to time prior to December 31, 2018 (the “Outside Date”), shares of common stock of Melinta Therapeutics, Inc. (the “Company”), in each case in accordance with and subject to the terms and conditions set forth in Exhibit A (such shares, the “Subject Equity Securities”), for an aggregate purchase price not to exceed Seventy Five Million Dollars ($75,000,000) (such commitment, the “Commitment”), to be used by the Company for general corporate purposes. Notwithstanding anything herein to the contrary, the aggregate liability of the Investor under this letter shall at no time exceed the aggregate amount of the Commitment. For the avoidance of doubt, the obligation of the Investor (or its successors and permitted assigns) to fund the Commitment is subject in all respects to the conditions set forth under the heading “Funding Conditions” in Exhibit A.

2.    Termination. The Investor’s obligation to fund the Commitment shall terminate automatically and immediately upon the earliest to occur of (i) the funding by the Investor or its Assignees of the Commitment in full, (ii) the Outside Date, (iii) the date that the Company has received, following the date hereof, gross proceeds in an aggregate amount equal to or greater than $75,000,000 from one or more equity and/or debt financing(s) from sources other than the Investor and its Assignees, and (iv) the date that a third party acquires all of the capital stock of the Company through merger, purchase or otherwise. Upon such termination pursuant to this Section 2, the Investor shall not have any further obligation or liability hereunder with respect to the Commitment, provided, however that notwithstanding such termination, Sections 4, 5, 6, 7 and 11 shall survive such termination.

3.    Assignment. The Investor may not assign or delegate (whether by operation of law, merger, consolidation or otherwise) its rights, interests or obligations hereunder to any other person or entity without the prior written consent of the Company. Notwithstanding the foregoing but subject to applicable securities laws, the Investor may assign all or a portion of its obligation to fund the Commitment to one or more affiliated investment funds or other co-investors (which co-investors may include, for the avoidance of doubt, third party investors that are not affiliated with the Investor or its affiliates) (any such assignee, an “Assignee”) without obtaining the prior written consent of the Company, but no such assignment shall relieve the Investor of its obligations hereunder. Any attempted assignment not in accordance with the foregoing shall be null and void and of no force or effect.

4.    No Third Party Beneficiaries. Except to the extent set forth in Section 5, this letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter, express or implied, shall be construed to confer upon or give to any person or entity, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce, the Commitment or any provisions of this letter.

5.    Limited Recourse; Enforcement.

(a)    Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, the Company, by its acceptance of the benefits of the Commitment provided herein, covenants, agrees and acknowledges (i) that no person or entity other than the Investor (and its respective successors and permitted assigns) shall have any obligation hereunder or in connection with the transactions contemplated hereby, (ii) in no event shall the Company seek, and the Company shall cause each of its affiliates not to seek, any damages or any other recovery, judgment, or remedies of any kind, including special, exemplary, consequential, indirect or punitive damages, or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise, against the Investor or any Specified Person (as defined below), in each case, other than seeking specific performance of the Company’s right to cause the Investor to fund the Commitment in accordance with, and solely to the extent permitted under, the terms and conditions hereof (the “Non-Prohibited Claims”), and (iii) that, notwithstanding that the Investor may be, or any of its successors and permitted assigns may be, a limited liability company, the Company shall have no right of recovery against, and no recourse shall be had against, and no personal liability shall attach to, any of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, general or limited partners, managers, members, affiliates, attorneys or other representatives of the Investor or any of the Investor’s successors or assigns or any former, current or future director, officer, employee, direct or indirect equity holder, equity or other financing source, portfolio company, management company, controlling person, agent, general or limited partner, manager, member, stockholder, affiliate, attorney or other representative or successor or assign of any of the foregoing (together with any person or entity to whom any of the foregoing has assigned its obligations hereunder in accordance with the terms hereof, a “Specified Person” and together, the “Specified Persons”), hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a proceeding (whether at law, in equity, in contract, in tort or otherwise) by or on behalf of the Company against any Specified Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable law, or otherwise, except, for the avoidance of doubt, for its rights to recover from the Investor and its successors and permitted assigns (but not any other person or entity) under and to the extent provided in this letter and any other claims that are Non-Prohibited Claims; it being agreed and acknowledged that, except with respect to the Non-Prohibited Claims, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Specified Person for any obligations of the Investor or any of its successors or permitted assigns under this letter or any documents or instruments delivered in connection herewith, in respect of any transaction contemplated hereby or in respect of any representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of such obligations or their creation.

(b)    Subject to Section 5(c), this letter may only be enforced by the Company, and none of the Company’s creditors and no other person or entity that is not a party to this letter shall have any right to enforce this letter or to cause the Company to enforce this letter. The Investor agrees that irreparable damage would occur in the event that any of the provisions of this letter were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that the Company shall not be required to provide proof of actual damages or otherwise post or secure any bond in connection with or as a condition to obtaining specific performance as described in this Section 5(b).

(c)    The Specified Persons are express third-party beneficiaries of this Section 5.

6.    Confidentiality. This letter may not be used, circulated, quoted or otherwise referred to in any document (other than any SEC filing required to be made under applicable law, rule or regulation), except with the written consent of the Investor; provided, further, that any party hereto may disclose the existence of this letter to the extent required by any governmental or regulatory authority or as required by applicable law, rule or regulation, so long as the disclosing party (a) promptly notifies the Investor in reasonable detail of the circumstances giving rise to such required disclosure, (b) uses its reasonable best efforts to seek to limit such disclosure and maintain the confidentiality of this letter and the terms and conditions hereof and (c) uses its reasonable best efforts to give the Investor an opportunity to comment on such disclosure and to incorporate such comments therein.

7.    Governing Law; Consent to Jurisdiction.

(a)    This letter (and any claim or controversy arising out of or relating to this letter) shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)    Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America, in each case sitting in the City of Wilmington, County of New Castle, State of Delaware, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this letter or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each party hereby irrevocably and unconditionally: (i) agrees not to commence any such action, suit or proceeding except in such courts; (ii) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by applicable Law, in such federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Delaware state or federal court; and (iv) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such Delaware state or federal court. Each party agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

8.    Entire Agreement; Amendments and Waivers. This letter, together with any definitive documentation that the Investor and the Company negotiate and enter into in connection with any funding or draw-down of the Commitment, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings between any of the parties hereto with respect to the subject matter hereof and thereof. This letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto.

9.    Interpretation. The titles and captions in this letter are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this letter or otherwise affect the meaning or interpretation of this letter. The words “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

10.    Counterparts. This letter may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument, and this letter shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page to this letter by facsimile or electronic transmission shall be effective as delivery of a mutually executed counterpart to this letter.

11.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.    Severability. If any term or other provision of this letter is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, however, that this letter may not be enforced without giving effect to the provisions in Sections 1, 2, 3, 4 and 5 of this letter (including by giving effect to any maximum dollar amounts set forth therein). Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this letter so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.    Representations and Warranties. The Investor hereby represents and warrants to the Company that:

(a)    it has all limited liability company power and authority required to execute, deliver and perform this letter;

(b)    the execution, delivery and performance of this letter have been duly and validly authorized and approved by all necessary action and do not contravene any provision of the Investor’s operating agreement or similar organizational documents or any law binding on the Investor;

(c)    all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental or regulatory authority necessary for the due execution, delivery and performance of this letter by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this letter;

(d)    this letter constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity;

(e)    the Commitment is less than the maximum amount that the Investor is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents; and

(f)    the Investor has uncalled capital commitments or otherwise has available funds (including lines of credit) in excess of the Commitment hereunder and all of its other unfunded contractually binding equity commitments that are currently outstanding and, all such commitments and funds necessary for it to fulfill all of its obligations under this letter will be available to it for so long as this letter shall remain in effect.

14.    Registration Rights. The Investor and any Assignee shall be entitled to registration rights in respect of the Subject Equity Securities acquired by the Investor and such Assignee, as applicable, pursuant to this letter, on the same terms and pursuant to and in accordance with any Registration Rights Agreement, to which the Company, such Assignee and/or the Investor is a party (as amended, each a “Registration Rights Agreement” and together, the “Registration Rights Agreements”). The Company hereby acknowledges and agrees that the Registration Rights Agreement to which the Investor or any Assignee is a party shall apply with respect to the Subject Equity Securities held by the Investor or such Assignee, as applicable, and such Subject Equity Securities shall constitute Registrable Securities (as defined in the applicable Registration Rights Agreement) under the applicable Registration Rights Agreement, mutatis mutandis.

Very truly yours,

INVESTOR:

VATERA HEALTHCARE PARTNERS LLC

By:	Vatera Holdings LLC, as manager

By:	/s/ Kevin Ferro
Name: Kevin Ferro
Title: CEO

Signature Page to Vatera Commitment Letter

Accepted and acknowledged:

The Company:

MELINTA THERAPEUTICS, INC.

By:	/s/ John H. Johnson
Name: John H. Johnson
Title: Interim Chief Executive Officer

Signature Page to Vatera Commitment Letter

Exhibit A

Commitment

Commitment:	Up to $75 million

Securities:	Common stock of the Company

Purchase Price Per Share:	The lower of: (i) the closing price immediately preceding the signing of this letter; or (ii) the VWAP of the common stock for the 30 trading days immediately preceding the closing date under the definitive purchase agreement (the “Funding Price”)

Funding Request:	The board of directors of the Company (excluding any directors affiliated with the Investor) will have the authority to request funding of the Commitment in an amount not less than $50 million, prior to the termination of the Commitment, upon at least ten (10) business days’ prior notice to the Investor (the “Funding Request”). The closing of the Commitment shall occur no later than the Outside Date, subject to the satisfaction of the conditions to closing set forth below under “Funding Conditions”. All payments will be made in U.S. dollars by wire transfer of immediately available funds.

Other Investors:	In the event the Company identifies other investors who will participate in the funding alongside the Investor and its Assignees, the Investor (together with its Assignees) shall be entitled to reduce its funded amount on a dollar-for-dollar basis by the aggregate amount funded by such other investors

Funding Conditions:

-Absence of a “Material Adverse Effect” since the date of this letter (to be defined as a material adverse effect on the Company’s business, assets or condition (financial or otherwise)) and no “Event of Default” under the Company’s senior loan facility

-Absence of injunctions, etc.

-Common stock remains listed on Nasdaq

-Stockholder approval (i) to increase the Company’s authorized share capital and (ii) to approve the issuance under applicable Nasdaq rules

-Negotiation and execution of definitive purchase agreement described below under “Definitive Agreement”

Clear Market	The Company will be subject to customary “clear market” restrictions limiting the Company’s ability to conduct other offerings for a period of 90 days following the closing under the definitive purchase agreement

Definitive Agreement:	Following delivery of the Funding Request, the Company and the Investor will negotiate a definitive purchase agreement that provides for rights, obligations, representations, warranties, covenants, indemnities, other conditions and agreements (including on a go forward operating plan) that reflect the terms of the Commitment Letter and such other terms that are mutually acceptable to the Investor and the Company. The Company will reimburse the reasonable and documented expenses of one legal counsel to the Investors and its Assignees.